Exhibit 4.22

22 June 2024

PRIVATE AND CONFIDENTIAL

[Name of Investor] Attention: [Insert name] [Email]	URGENT EMAIL CONFIRMATION REQUIRED BY 12PM (SYDNEY TIME) ON MONDAY 24 JUNE 2024

Dear Investor

RADIOPHARM THERANOSTICS LIMITED (ASX:RAD) –
INSTITUTIONAL PLACEMENT

CONFIRMATION

1	Master ECM Terms

We refer to our earlier communication and confirm Your irrevocable agreement to acquire Your Allocation, upon the terms of this Confirmation and the Master ECM Terms dated 13 March 2024 (“Terms”) available on the AFMA website at https://afma.com.au/standards/standard-documentation.

You confirm (for the benefit of the Offeror, the Lead Manager and each of their respective Affiliates) that You have read and understood and agree to be bound by the Terms, including without limitation the Acknowledgments, Warranties, Undertakings and Foreign Jurisdiction Representations and Variations, as applied by and incorporated by reference into this Confirmation, any selling restrictions in the Information Materials and that You understand Your settlement obligations. You further confirm that by acquiring Your Allocation, You will be deemed to have represented, warranted and agreed as to the matters covered by the provisions of the Terms that apply and are incorporated by reference into this Confirmation, and as to any additional representation, warranty, variation and agreement set out in this Confirmation.

Any capitalised term used but not defined in this Confirmation has the meaning given to it in the Terms.

2	Transaction Details

Offeror (entity offering the Securities for issue or sale)	Radiopharm Theranostics Limited ACN 57 647 877 889 (“Offeror” or the “Company”)
Offer Structure

The Company seeks to raise approximately A$70 million by way of a two-tranche institutional placement of approximately 1.7 billion new fully paid ordinary shares in the Company (“Securities) (the “Placement” or “Offer”)

The Placement will consist of:

	●	issue of approximately 597.1 million new fully paid ordinary shares in the Company to sophisticated and professional investors in accordance with the Company’s existing placement capacity under ASX Listing Rule 7.1 (“Tranche 1 Placement”); and

	●	the issue of approximately 1,115.5 million new fully paid ordinary shares in the Company to sophisticated and professional investors, which will be subject to shareholder approval for the purposes of ASX Listing Rule 7.1 and ASX Listing Rule 10.11 at a general meeting of the Offeror (“Tranche 2 Placement”).

Shares will be offered under the Placement and SPP with one (1) free attaching option for every two (2) Securities issued (“Attaching Options”).

The Attaching Options are intended to be listed on the ASX (subject to the Company satisfying the ASX quotation requirements) with an exercise price of A$0.06 and will expire on 2 years from Tranche 2 settlement.

The Attaching Options will be offered under a transaction-specific prospectus and the issue of the Options will be conditional on shareholder approval at the EGM and the Options meeting the ASX’s quotation conditions.

Information Materials	As specified in paragraphs (a), (c) and (g) in the definition of “Information Materials” in section 2.1 of the Terms
Securities	Fully paid ordinary shares in the Offeror and Attaching Options
Price	A$0.04 per share
Lead Manager	Bell Potter Securities Limited
US Placement Agent Lock-up Board of Director Shares

B. Riley Securities, Inc.

The Company has agreed, subject to certain exceptions, not to issue any ordinary shares or any securities convertible into or exchangeable or exercisable for ordinary shares, for a period of 90 days after the closing of the Tranche 2 Placement.

Paul Hopper, Executive Chairman, Riccardo Canevari, Managing Director and Chief Executive Officer, and the rest of the members of the Board of Directors have each stated that they will not transfer or dispose of, directly or indirectly, any ordinary shares in the Company or any securities convertible into or exchangeable or exercisable for ordinary shares for a period of 90 days after the closing of the Tranche 2 Placement.

Settlement Date (Tranche 1 Placement)	Friday, 28 June 2024 (Sydney Time)
Settlement Date (Tranche 2 Placement)	On or around 7 August 2024 (Sydney Time)
Placement Settlement Agent	Bell Potter Securities Limited
Offering jurisdictions	Australia, European Union (excluding Austria), New Zealand, Singapore, Hong Kong, the United Kingdom and the United States

US Exemption	Regulation S Offer - Category 1 – including Eligible U.S. Fund Managers Section 4(a)(2)

Note:

The offer and sale of the Securities and the Attaching Options, and the ordinary shares underlying the Attaching Options, have not been registered under the U.S. Securities Act 1933, as amended (U.S. Securities Act) or the securities laws of any state or other jurisdiction of the United States, and the Securities and the Attaching Options may not be offered, sold, pledged or otherwise transferred, directly or indirectly, in the United States without registration under the U.S. Securities Act unless the Securities and the Attaching Options are offered, sold, pledged, transferred or otherwise disposed of in a transaction except in a transaction registered under or exempt from, or not subject to, the registration requirements of the U.S. Securities Act and the securities laws of any state or any other jurisdiction in the United States.

3	Your Allocation

You have been allocated the following Securities under the Tranche 1 Placement on and subject to the Terms.

Price (per Security)	Number of Securities	Total Amount	Attaching Options
A$0.04 per share	[ ]	A$[ ]	[ ]

You have been allocated the following Securities under the Tranche 2 Placement on and subject to the Terms and subject to the receipt of shareholder approval under ASX Listing Rule 7.1 at a general meeting of the Offeror.

Price (per Security)	Number of Securities	Total Amount	Attaching Options
A$0.04 per share	[ ]	A$[ ]	[ ]

Subject to the Lead Manager sending you a revised Confirmation Letter, this Confirmation Letter is the only form of confirmation you will receive in relation to your allocation of new Securities under the Placement (“Your Allocation” or “Allocation”). Your Allocation is conditional on the Lead Manager Agreement between the Lead Manager and the Offeror not being terminated prior to the allotment of Your Securities.

4	Acknowledgements

The General Acknowledgements and the following Additional Acknowledgements apply:

(No disclosure document lodged with ASIC)

(On-Sale of Securities)

(Purpose of Offer)

The following Additional Acknowledgements apply in respect of the Tranche 2 Placement:

(Issue conditional on securityholder approval)

5	Warranties

The General Warranties and the following Additional Warranties apply if the Lead Managers or Offeror has invited you to participate in the Placement as a broker on behalf of your private clients (“Broker”):

6	Undertakings

The General Undertakings and the following Additional Undertakings apply if you are a Broker:

7	Foreign Jurisdiction Representations

The General Foreign Jurisdiction Representations apply and the following Additional Foreign Jurisdiction Representations apply:

(a)	If You (or any person for whom You are acquiring the Securities and the Attaching Options) are located in the following foreign jurisdictions:

(European Union)

(New Zealand)

(Singapore)

(Hong Kong)

(United Kingdom)

the relevant Representations in Section 5A of Schedule 4 under the heading “Additional Foreign Jurisdiction Representations – Jurisdictions other than the United States” apply.

(b)	If You are located in a jurisdiction other than the United States or are an Eligible U.S. Fund Manager the Representations set out in Section 2(1) of Schedule 4 under the heading “(Regulation S Offer – Category 1 – including Eligible U.S. Fund Managers)” apply.

(c)	If You are located in the United States (other than if You are an Eligible U.S. Fund Manager), the Representations in Section 3(2) of Schedule 4 under the heading “(U.S. Offer - Regulation D / Section 4(a)(2))" apply subject to the Variation below.

(d)	If You are located in the United States, the Representations in Section 4(1) of Schedule 4 under the heading "(PFIC – Investor’s own investigation of Issuer’s PFIC status)" of the Terms apply.

8	Variation

The following other terms apply:

●	the Terms are prepared for use in institutional markets. Recipients should be aware of the unfair contract terms ("UCT") provisions of the Australian Securities and Investments Commission Act 2001 (Cth) and the consequences of dealings with a ‘small business’ and others covered by the UCT provisions. The Terms have not been drafted for dealings with such persons in mind.

The Australian Securities and Investment Commission (“ASIC”) has issued a limited “no-action” position (“No-Action Position”) in relation to the UCT provisions. ASIC does not intend to take action for contravention of the UCT provisions where each counterparty to a standard form contract in an Institutional Investor or where each counterparty to an Industry Standard Form Contract (including the Master ECM terms) is a Wholesale Client. You represent and warrant that you are either an Institutional Investor for the purposes of paragraph 1(A) of the No-Action Position or a Wholesale Client for the purposes of 1(B) of the No-Action Position.

Investors should seek their own legal advice with regard to use of the Terms in compliance with the law.

●	Section 1 of Schedule 1 is amended as follows:

paragraph (12) is deleted in its entirety and replaced with the following:

An investment in Securities involves a degree of risk. You have considered the risks associated with the Securities (including those disclosed in the Information Materials in deciding whether to purchase any Securities and acknowledge that an investment in the Securities may result in the loss of Your entire investment; and

●	You warrant that all information provided by You to the Offeror or the Lead Manager is true, complete and not misleading at the date given and will continue to be true, complete and not misleading until the Securities are issued to You under the Placement.

●	You acknowledge and agree that:

-	determination of eligibility of investors for the purposes of the Placement is determined by reference to a number of matters, including legal and regulatory requirements, logistical and registry constraints and the discretion of the Offeror and the Lead Manager; and

-	each of the Offeror and the Lead Manager and each of their respective Affiliates disclaim any duty or liability (including for negligence) in respect of that determination and the exercise or otherwise of that discretion, to the maximum extent permitted by law.

●	You acknowledge that the Offeror and the Lead Manager and each of their respective Affiliates will rely on the above Acknowledgements, Warranties, Undertakings and Foreign Jurisdiction Representations made by You.

●	Section 3(2) of Schedule 4 under the heading "(U.S. Offer –Section 4(a)(2))” is amended as follows:

–	paragraph (a) is deleted in its entirety and replaced with the following:

You are an “institutional accredited investor” (“IAI” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), or (12) under the U.S. Securities Act) and are acquiring the Securities and the Attaching Options, and the ordinary shares underlying the Attaching Options, for Your own account or as a fiduciary agent for one or more other IAIs for whom You are authorised to act and as to which You have and are exercising investment discretion and You are not purchasing the Securities and the Attaching Options with a view to any distribution thereof.

–	in each other paragraph, any reference to "QIB" is replaced with the term "IAI”.

●	Subject to the conditions below, the Offeror will issue one (1) additional option (“Additional Option”) for every four (4) ordinary shares You purchased in the Offer and held until 4pm Sydney time on 31 December 2024 if at such time:

–	the Offeror has not listed its ordinary shares in the form of American Depositary Shares (“ADSs”) on the Nasdaq Capital Market; and

–	such ordinary shares (and ordinary shares issuable upon exercise of the Attaching Options) You purchased in the Offer have not been registered under the U.S. Securities Act if necessary under U.S. securities law to enable such shares as represented by ADSs to trade on Nasdaq.

●	In order to be entitled to receive Additional Options in the event the above conditions are satisfied, You must:

–	in connection with the Offeror’s listing on the Nasdaq, have deposited Your Securities in the American Depositary Receipt (“ADR”) facility to be established by the Offeror, with ADSs issued by the depositary of the ADR facility being (i) “restricted” if You are in the United States and available for resale upon the effectiveness of a registration statement under the U.S. Securities Act (as contemplated above) or (ii) “unrestricted” if You are not in the United States such that Your ADSs would be available for sale upon completion of a listing by the Offeror on Nasdaq; provided, however, that the Offeror pays any ADS issuance fee to be charged by the depositary for the ADR facility and, by depositing Your Securities, You will be deemed to have agreed to be named in the registration statement that will register Your Securities and ordinary shares underlying Your Attaching Options under the U.S. Securities Act; and

–	provide (i) evidence reasonably satisfactory to the US Placement Agent and the Offeror that You held the Securities (including in the form of restricted ADSs) until 4pm Sydney time on 31 December 2024 and (ii) such information about You and Your holdings of Securities and Attaching Options as the Offeror may reasonably request to register Your Securities and the ordinary shares underlying Your Attaching Options.

●	If the conditions in the immediately preceding paragraphs have been satisfied, then the Offeror will issue the Additional Options (subject to prior shareholder approval for the purposes of ASX Listing Rule 7.1 at a general meeting of the Offeror) by 31 January 2025.

With respect to the US Placement Agent, you hereby further acknowledge and agree that (i) B. Riley is acting solely as placement agent in connection with the transactions contemplated hereby and is not acting as an underwriter, initial purchaser, dealer or in any other such capacity and is not and shall not be construed as a fiduciary for you, the Company or any other person or entity in connection with the transactions contemplated hereby, (ii) B. Riley has not made and will not make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) B. Riley will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Company or the transactions contemplated hereby.

9	Timetable

The indicative Timetable for the Offer is set out in Appendix 1.

10	Confirmation of Allocation and CARD Form

You must complete and return by email the attached:

(a)	signed Confirmation of Allocation and CARD Form by 12:00pm (Sydney time) on Monday, 24 June 2024; and

to the Lead Manager and the US Placement Agent (to the attention of the person and to the relevant email address indicated in this Confirmation):

Bell Potter Securities Limited

Attention: Daniel Goodman

Email: corporatesettlements@bellpotter.com.au.

B. Riley Securities, Inc.

Attention : Dawn Farrell

Email: capitalmarkets@brileyfin.com

Any queries on the Offer may be directed to Daniel Goodman of Bell Potter Securities Ltd (Email: dgoodman@bellpotter.com.au) or Dawn Farrell of B. Riley Securities, Inc. (Email: dfarrell@brileyfin.com). Settlement queries should be directed to Amanda Magor of Bell Potter Securities Ltd. (Phone: +61 3 9235 1870, Email: amagor@bellpotter.com.au) or Kathy Innis of B. Riley Securities, Inc. (Phone (703) 312-9580, Email: KINNIS@brileyfin.com).

Yours faithfully,

Bell Potter Securities Limited

/s/ Darren Craike	/s/ James Berman
Darren Craike Director, Corporate Finance Bell Potter Securities	James Berman Director, Corporate Finance Bell Potter Securities

B. Riley Securities, Inc.

/s/ Jimmy Baker	/s/ Patrice McNicoll
Jimmy Baker President B. Riley Securities, Inc.	Patrice McNicoll Senior Managing Director, Co-Head of Investment Banking B. Riley Securities, Inc.

APPENDIX 1 – TIMETABLE

Summary of Key Dates	Date/Time (AEDT)
Trading halt	Thursday, 20th June 2024
Confirmation letters and CARD Forms due	12:00pm (Sydney time), Monday, 24th June 2024
Trading halt lifted and Announcement of Placement	Tuesday, 25th June 2024
Settlement of Tranche 1 Placement via DvP	Friday, 28th June 2024
Issue of Securities under the Tranche 1 Placement	Monday, 1st July 2024
EGM to approve Securities under the Tranche 2 Placement	On or around Monday 5th August 2024
Settlement of Securities under the Tranche 2 Placement (subject to the receipt of shareholder approval)	On or around Wednesday 7th August 2024
Issue of Securities under the Tranche 2 Placement (subject to the receipt of shareholder approval)	On or around Thursday 8th August 2024

The above timetable is indicative only and may change without notice to, or consultation with, You. All times above are Sydney, Australia (Australian Eastern Standard Times) time.

APPENDIX 2 – CONFIRMATION OF ALLOCATION

Please sign and return this Confirmation of Allocation Form to Bell Potter and B Riley Securities by 12:00pm (Sydney Time), Monday, 24 June 2024

Reply to: Bell Potter Securities Limited (“Lead Manager”)

Attention: Daniel Goodman

Email: corporatesettlements@bellpotter.com.au

And

Reply to: B. Riley Securities, Inc. (“US Placement Agent””)

Attention: Dawn Farrell

Email: capitalmarkets@brileyfin.com

PART 1 – DETAILS OF OFFER

Entity	Radiopharm Theranostics Limited
Description of Offer	Institutional Placement of new Securities

PART 2 – DETAILS OF ALLOCATION

Bidder Name		[Institution]
Contact Name	[Name]
Email		[Email address]
Securities at A$0.04 each	Number of Securities	Total Amount	Attaching Options
Tranche 1 Placement	[●]	A$[●]	[●]
Tranche 2 Placement	[●]	A$[●]	[●]

PART 3 – DECLARATION

We confirm (for the benefit of the Offeror and the Lead Manager and each of their respective Affiliates):

–	our irrevocable agreement to acquire and pay the Price per Security for our Allocation on the Master ECM Terms dated 13 March 2024 available on the AFMA website at https://afma.com.au/standards/standard-documentation, as the Master ECM Terms are applied by and incorporated by reference into the Confirmation (“Terms”);

–	we have read and understood and agree to be bound by the Terms, including without limitation the Acknowledgments, Warranties, Undertakings, Variations and Foreign Jurisdiction Representations, as applied by and incorporated by reference into the Confirmation and any selling restrictions in the Information Materials. You confirm that by acquiring Your Allocation, you will be deemed to have represented, warranted and agreed as to the matters covered by the provisions of the Terms that apply and are incorporated by reference into the Confirmation, and as to any additional representation, warranty, agreement, variation and acknowledgement set out in the Confirmation; and

–	we understand our settlement obligations.

The Terms apply to this Confirmation of Allocation. Capitalised terms used but not defined in this document have the meaning given to them in the Terms.

EXECUTION (by an authorised signatory)
Signature:	Title:
Name:	Date:

Form	of

APPENDIX 3 – FORM OF CARD FORM (Tranche 1 Placement)

This CARD Form must be completed and returned by 12:00pm (Sydney Time), Monday, 24 June 2024 to Bell Potter by Email: corporatesettlements@bellpotter.com.au.

PART 1 – DETAILS OF OFFER AND DECLARATION
Entity	Radiopharm Theranostics Limited
Description of Offer	Institutional Placement of new Securities (Tranche 1 Placement)
Declaration

By returning this CARD Form, You confirm (for the benefit of the Offeror and the Lead Manager and each of their respective Affiliates):

●     Your irrevocable agreement to acquire and pay the Price per Security for Your Allocation on the Master ECM Terms dated 13 March 2024 available on the AFMA website at http://www.afma.com.au/standards/documentation.html, as the Master ECM Terms are applied by and incorporated by reference into the Confirmation (“Terms”);

●     You have read and understood and agree to be bound by the Terms, including without limitation the Acknowledgments, Warranties, Undertakings, Variations and Foreign Jurisdiction Representations, as applied by and incorporated by reference into this Confirmation and any selling restrictions in the Information Materials. You confirm that by acquiring Your Allocation, you will be deemed to have represented, warranted and agreed as to the matters covered by the provisions of the Terms that apply and are incorporated by reference into the Confirmation, and as to any additional representation, warranty, variation and agreement set out in the Confirmation; and

●    You understand Your settlement obligations.

PART 2 – DETAILS OF ALLOCATION
Bidder Name	[Institution]
Contact Name	[Name]
Email	[Email]
Securities at A$0.04 each	Number of Securities	Total Amount	Attaching Options
Tranche 1 Placement	[●]	A$[●]	[●]
PART 3 – SETTLEMENT DETAILS / CARD FORM (TRANCHE 1 PLACEMENT)
Trade Date	Settlement date	Price per Security	Settlement Code	Settlement ISIN
Wednesday, 26th June 2024	Friday, 28th June 2024	A$0.04	RADYY	AU0000339798

SETTLEMENT IS DELIVERY VERSUS PAYMENT ON FRIDAY 28th JUNE 2024

In order for the Offeror to settle Your Securities on a delivery versus payment basis (DvP), please complete the table below, detailing Your custodian and Your various allocation quantities (if applicable), and email Bell Potter at corporatesettlements@bellpotter.com.au (Attention: Daniel Goodman) by 12:00pm (Sydney Time), Monday, 24 June 2024.

You must also immediately instruct Your settling custodian to settle with Bell Potter (PID 02552) on Friday 28th June 2024 via CHESS message type “101” DvP with a Transaction basis of “I” (IPO) and a stock code of RADYY

Note: No further application form is required to be completed by Your custodian. If more than one CARD Form is required this must be noted below and all forms must be emailed together at the same time.

The Terms apply to this CARD Form. Capitalised terms used but not defined in this document have the meaning given to them in the Terms.

Number of Allocated Securities	Allocation Amount	A/C Name / Code		Australian Custodian Details	CHESS PID#	Total

ADDITIONAL INFORMATION
Omgeo-CTM or IOS required? (Circle)		Yes	No	If Yes, which acronym / BIC?

Settlement Contact Details (Please provide details of Your settlement person’s name and contact numbers)

Australian Settlement Contact Name	Telephone	Email

All settlement queries are to be directed to Amanda Magor (Phone: +61 3 9235 1870, Email: amagor@bellpotter.com.au), or

Kathy Innis (Phone (703) 312-9580, Email: KINNIS@brileyfin.com)